Exhibit 10.12

MANAGEMENT SERVICE AGREEMENT

This Management Agreement is made effective as of the _21st_ day of March 2020.

BETWEEN:

ADVEN INDUSTRIES INC., a corporation incorporated pursuant to the laws of the Province of Alberta (the “CORPORATION”)

- and -

BITCAN GEOSCIENCES & ENGINEERING INC., a corporation

incorporated pursuant to the laws of the Province of Alberta (the

“MANAGING SERVICE PROVIDER - MSP”)

WHEREAS the Corporation desires to engage MSP to assist with the day to day management of the Corporation including sourcing funding, providing HR and HSE documentation and administration, and engaging in business development and MSP has agreed to provide such services subject to the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and promises herein contained, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Capitalized terms used in this Agreement shall have the following meanings:

(a)	“Management Fee” has the meaning given to such term in Section 4.1;

(b)	“MSP” has the meaning given to such term in the preamble;

(c)	“Affiliate” or “Affiliated” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, the term “controls”, “is controlled by”, or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)	“Agreement” means this services agreement;

(e)	“Board” means the board of directors of the Corporation;

(f)	“Business” means the business of the Corporation, primarily being; electrochemical materials innovation

(g)	“Cause” includes

(i)	fraud, theft, embezzlement, or misappropriation of the Corporation’s property or funds;

(ii)	misconduct in MSP’s position which is willfully or grossly negligent or is materially detrimental to the Corporation;

(iii)	willful failure of MSP to carry out MSP’s duties properly, or repeated failures to do so despite warning from the Corporation;

(iv)	the criminal conviction of MSP for any indictable offence;

(v)	a breach of this Agreement by MSP which breach has not been remedied by MSP within five days of notice from the Corporation of such breach, except for breaches relating to (A) fraud, (B) willful disregard for the specific instructions of the Corporation, (C) non-solicitation, or confidentiality covenants with the Corporation, and (D) breaches which are by their nature incapable of being cured, in respect of which breaches no cure period shall apply.

(h)	“Confidential Information” has the meaning given to such term in the Confidentiality Agreement;

(i)	“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement attached as Schedule “A” to this Agreement;

(U)	“Corporation” has the meaning given to such term in the preamble;

(k)	“Customer” means any Person that: (i) is a customer of the Corporation or any of its Affiliates at any time in the twelve months prior to the Termination Date; or (ii) is a prospective customer that has been canvassed by the Corporation or any of its Affiliates at any time in the twelve months prior to the Termination Date, except for any that have definitively indicated a choice not to become customers of the Corporation or its Affiliates;

(I)	“Intellectual Property Rights” means all worldwide intellectual and industrial property rights in connection with the developments including, without limitation:

(i)	patents, inventions, discoveries and improvements;

(ii)	ideas, whether patentable or not;

(iii)	copyrights;

(iv)	trademarks;

(v)	trade secrets;

(vi)	industrial and artistic designs; and

(vii)	proprietary, possessory and ownership rights and interests of all kinds whatsoever;

including, without limitation, the right to apply for registration or protection of any of the foregoing;

(m)	“Party” means either of MSP and the Corporation and “Parties” means both of them;

(n)	“Person” or “Persons” includes any individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, limited liability partnership, firm, joint venture, syndicate, association, capital venture fund, private equity fund, trust, trustee, executor, administrator, legal personal representative, estate, government, governmental agency or board or commission or authority and any other form of entity or organization, whether or not having legal status;

(o)	“Services” has the meaning given to such term in Section 3.1;

(p)	“Term” has the meaning given to such term in Section 2.1; and

(q)	“Termination Date” means the last day that MSP provides the Services to the Corporation.

ARTICLE 2
TERMS OF ENGAGEMENT

2.1	The Corporation agrees to retain MSP for a period of 6 months after the signing date of this Agreement, which can be extended in writing by mutual agreement by both Parties or terminated by either Party in accordance with the terms of this Agreement (the “Term”).

2.2	For the greater clarity, the Term includes a 3-month probation period as described in Schedule “B”.

2.3	MSP is and at all times shall remain an independent contractor of the Corporation and shall have responsibility for and control the details and means of performing the Services. Nothing contained in this Agreement shall be regarded or construed as creating any relationship (employer/employee, dependent contractor, servant, agent, joint venture, partnership, shareholder, director or officer) between the Parties other than as expressly set forth herein.

2.4	MSP shall provide the Services to the Corporation on a non-exclusive basis and shall be free to provide services to any other Person during the Term provided that MSP shall not provide such services in a way that is inconsistent with any of the provisions of this Agreement.

2.5	As a material inducement to and a condition of the willingness of the Corporation to engage MSP to provide the Services, MSP represents, warrants, covenants and agrees that:

(i)	MSP is not bound by any restrictive covenants, covenants not to compete, non-solicitation agreements or confidentiality agreements and has no other agreements, relationships, or commitments with any other Person that conflict with MSP being party to this Agreement or would prevent MSP from performing the Services; and

(ii)	MSP has not and will not disclose to the Corporation, or use, or induce the Corporation to use, any proprietary information or trade secrets of any other Person including, but not limited to confidentiality and proprietary information of any previous employer, partnership or other business relationship;

(iii)	MSP will not disclose to anyone employed by or consulting for the Corporation, any confidential, proprietary or trade secret information of any other Person; and

(iv)	MSP further will not engage in any conduct that violates any lawful obligations owed to any previous employer, partnership or other business relationship.

ARTICLE 3
MSP’S SERVICES

3.1	MSP shall provide contracted management services as described in Schedule “B” (the“Services”). It is acknowledged and agreed that the Services will primarily relate to the day to day management and administration within the Corporation’s existing business or future potential business as the Corporation is planning to expand into.

3.2	MSP shall provide the Services at the times mutually agreed by MSP and the Corporation, both parties acting reasonably.

3.3	MSP shall cause the Services to be performed exclusively by the firm itself, and shall not delegate its obligation to any other person or corporation unless otherwise agreed to in writing by the Corporation.

3.4	In providing the Services under this Agreement, MSP shall act honestly and in good faith with a view to the best interests of the Corporation, and shall use MSP’s skill, diligence and care to ensure that the Services are provided to the reasonable satisfaction of the Board and Corporation and in any event exercising a degree of care and attention no less than the care and attention a reasonable business person possessing MSP’s expertise and experience would exercise in comparable circumstances. MSP shall comply with all applicable laws, regulations, rules, codes, orders and standards imposed by the applicable federal, provincial or local government authorities with respect to the provision of any Services.

3.5	Without the prior written authorization of the Corporation, MSP shall not have any authority to enter into any binding or enforceable contract, nor incur any liability, on behalf of the Corporation, and shall not represent to any third party that it has such authority.

ARTICLE 4
MANAGEMENT FEE AND EXPENSES

4.1	As compensation for providing the Services, MSP shall be entitled to receive the compensation that is described in Schedule “B” (the “Management Fee”).

4.2	The Management Fee shall be paid at the end of each calendar month or at other frequencies as the Corporation sees convenient and MSP agrees to. In any case, at the termination or end of the term of this Agreement, all outstanding compensations owed by the Corporation to MSP should be paid to MSP.

4.3	The Corporation shall provide MSP with the Management Fee in respect of the Services, provided that MSP has not breached, and is not otherwise in default of, MSP’s obligations under this Agreement.

4.4	No out-of-pocket expenses spent by MSP in carrying out the Services shall be reimbursed by the Corporation. However, for the greater clarity, expenses for seeking professional advices or services, including but not limited to legal matters and patent applications, are not considered as out-of-pocket expenses by MSP in carrying out the Services. Before engaging and disbursing these expenses, MSP must get prior approval in writing by the Corporation.

ARTICLE 5
TERMINATION

5.1	The Corporation and MSP may agree in writing to terminate this Agreement at any time and for any reason.

5.2	MSP may terminate this Agreement at any time and for any reason by providing the Corporation with 14 days’ written notice.

5.3	The Corporation may terminate this Agreement at any time and for any reason by providing MSP with 14 days’ written notice.

5.4	The Corporation is entitled to immediately terminate this Agreement at any time for Cause, without notice, pay, or any further obligation to MSP.

5.5	Upon the termination of this Agreement for any reason, MSP shall be entitled to receive that portion of the Management Fee earned by MSP up to the Termination Date.

5.6	Upon receiving the amount contemplated by Section 5.5, MSP shall not be entitled to receive any severance or termination pay, nor any other compensation for the termination of this Agreement.

ARTICLE 6
INDEMNITY

6.1	MSP agrees to indemnify, defend and save harmless the Corporation and its Affiliates and the Corporation’s and its Affiliates’ respective directors, officers, employees and agents (collectively the “lndemnitees” or individually an “lndemnitee”) from all costs (including legal fees and expenses), losses and liabilities (including damage to property and/or injury to persons (including death)) by reason of any claims, orders, demands, suits, actions, causes of action which any lndemnitee may suffer during the Term or any extension thereof by reason of: (i) the negligence, willful misconduct or bad faith of MSP; or (ii) MSP’s failure to discharge the duty of care as set out in Section 3.5.

6.2	In the event that the Canada Revenue Agency or other applicable government department or agency seeks any taxes, penalties or interest from the Corporation in relation to the Management Fee, MSP agrees to indemnify and save the Corporation harmless from the full amount of such taxes (including any applicable interest and penalties) within 30 days of a claim for indemnity by the Corporation.

6.3	The maximum aggregate liability of MSP to the lndemnitees in connection with the Services or otherwise arising by reason or in connection with this Agreement, whether in contract, tort or otherwise, shall be limited to one hundred (100%) percent of the Management Fee received by MSP pursuant to this Agreement up to the date of such liability.

6.4	In no event shall either Party be liable to the other Party in contract, tort or otherwise, whether foreseeable or not, and whatever the cause thereof, for any indirect, punitive, incidental, special, exemplary or consequential losses or damages, arising out of or related to the terms of this Agreement, including but not limited to lost profits, damages for loss of opportunity, loss of business, contracts, revenue, anticipated savings, use, opportunity, goodwill, or capital.

6.5	The indemnities and limitations provided in this Article 6 shall survive the termination of this Agreement, provided that no claim for indemnification shall be made under Section 6.1 after the date that is 12 months following the Termination Date.

ARTICLE 7
NON-SOLICITATION

7.1	Either MSP or the Corporation shall not, during the Term and for a period of twelve (12) months following the Termination Date for any reason, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other Person:

(i)	canvass or solicit the business of any Customer for any purpose which is competitive with the Business;

(ii)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the other Party, any individual who is (or was in the previous 12 months) employed or engaged by the other Party or any of its Affiliates whether or not such individual would commit any breach of its contract or terms of employment or engagement by leaving the employment or the engagement of the other Party or any of its Affiliates;

(iii)	lure, entice or persuade or assist any Person to lure, entice or persuade any Customer to cease or reduce its business with the other Party.

ARTICLE 8
CONFIDENTIALITY OBLIGATIONS

8.1	The Parties agree that concurrent with their execution of this Agreement, they shall enter into and execute the Confidentiality Agreement.

ARTICLE 9
RETURN OF MATERIALS

9.1	Either Party acknowledges that all items of any and every nature or kind created or used in connection with this Agreement or the provision of the Services, or furnished by the other Party or any of its Affiliates to the receiving Party, and all equipment, credit cards, books, records, reports, files, manuals, literature, Confidential Information or other materials shall remain and be considered the exclusive property of the providing Party at all times and shall be surrendered to the providing Party, in good condition, promptly on the Termination Date.

ARTICLE 10
LEGAL ADVICE

10.1	MSP hereby acknowledges, represents and warrants to the Corporation that it has had the time to review, and has reviewed, this Agreement and the Confidentiality Agreement and that it has received independent legal advice prior to the execution and delivery of this Agreement and the Confidentiality Agreement.

ARTICLE 11
NOTICES

11.1	Any notice required to be given hereunder by any Party shall be deemed to have been well and sufficiently given if:

(i)	personally delivered to the Party to whom it is intended, or if such Party is a corporation, to an officer of that corporation; or

(ii)	mailed by pre-paid registered mail, transmitted by facsimile or e-mail, or delivered, to the address or facsimile number of the Party to whom it is intended as follows:

(A)	if to the Corporation, then:

AdvEn Industries Inc.
9407-3 20th Ave NW,

Edmonton, Alberta, Canada, T6N 1E5
Attention: Weixing Chen, CTO

E-mail: weixing.chen@adven-industries.com

(B)	If to MSP, then:

BitCan Geosciences & Engineering Inc.
Suite 109, 2770 3 Avenue SE

Calgary, Alberta T2A 2L5
Attention: Yanguang Yuan

E-mail: yuany@bitcange.com

ARTICLE 12
ASSIGNMENT

12.1	This Agreement and the rights and obligations of MSP hereunder shall not be assignable by MSP to any other person, firm, or corporation without the express written consent of the Corporation first had and obtained, which consent may be withheld in the Corporation’s sole discretion. This Agreement may, at the discretion of the Corporation, be fully assigned to any Affiliate of the Corporation, and MSP acknowledges and agrees that any such assignment does not constitute an amendment or modification to this Agreement within the meaning of Section 21.1.

ARTICLE 13

GOVERNING LAW AND SUBMISSION TO JURISDICTION

13.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, and the Parties hereby irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta.

ARTICLE 14
UNENFORCEABLE TERMS

14.1	If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term, covenant or condition, to a Party or circumstance, other than those to which it is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant or condition of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

ARTICLE 15
ENTIRE AGREEMENT

15.1	This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and such agreements supercede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether verbal or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein, or in the Confidentiality Agreement.

ARTICLE 16
NO WAIVER

16.1	No consent or waiver, express or implied, by either Party to or of any breach of default by the other Party in the performance by the other Party of its or its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the obligations hereunder by such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party, or to declare the other Party in default, regardless of how long such failure continues, shall not constitute a waiver by such Party of its or its rights hereunder.

ARTICLE 17
HEADINGS

17.1	The headings in this Agreement have been inserted for reference and as a matter of convenience only, and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision herein.

ARTICLE 18
SINGULAR, PLURAL AND GENDER

18.1	Whenever the singular, plural, masculine or feminine is used throughout this Agreement, the same shall be construed as meaning the plural, singular, masculine, feminine, neuter, body politic or body corporate, where the fact or context so requires.

ARTICLE 19
ENUREMENT

19.1	This Agreement shall enure to the benefit of and be binding on the Parties hereto and their respective heirs, executors, administrators and other legal representatives, successors and pennitted assigns.

ARTICLE 20
MODIFICATION OF AGREEMENT

20.1	Any amendment or modification to this Agreement must be in writing and signed by the Parties herein or it shall have no effect and shall be void.

ARTICLE 21
COUNTERPARTS

21.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the day and year first above written.

Schedule A: RECIPROCAL NON-DISCLOSURE, NON-COMPETITION & IP AGREEMENT

(signed pages starting on the next page. The page numbering is not continuous from hereon.)

RECIPROCAL NON-DISCLOSURE, NON-COMPETITION
& IP AGREEMENT

This agreement (“Agreement”) is made as of this March 21, 2020 (the “Effective Date”) between AdvEn Industries Inc., a corporation existing under the laws of Province of Alberta with its principal office at 9407-3 20th Ave NW, Edmonton Alberta , Canada, T6N I ES (Hereinafter called “AdvEn”) and BitCan Geosciences & Engineering Inc. a corporation existing under the laws of Province of Alberta with its principal office at I 09- 2770 3 Ave NE, Calgary Alberta, Canada, T2A2L5 (Hereinafter called “BitCan”).

(hereafter each referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS each Party desires to obtain access to Confidential Information (as defined below) of the other Party which is to be used for the purpose of:

(A)	commercialization of AdvEn’s technologies and all relevant non-technical needs, including managerial and business development, for the commercialization

(collectively the “Purpose”).

AND WHEREAS each Party desires to permit such access to the other party subject to the rights, obligations, conditions and restrictions set out in this Agreement. In this Agreement, a Party providing access to its Confidential Information is referred to as the “Disclosing Party”, and a party obtaining such access is referred to as the “Receiving Party”.

NOW THEREFORE, in consideration of these premises, the mutual promises contained in this agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. In addition to the words and phrases defined in the recitals above, the following words and phrases have the following meanings when used in this Agreement:

“Confidential Information” means, with respect to each Disclosing Party, any knowledge or information, regardless of form, that is proprietary to or maintained in confidence by the Disclosing Party, including any knowledge or information relating to discoveries, inventions, ideas, concepts, know-how, patents, patent applications, improvements, technology, research, plans, techniques, procedures, processes, specifications, systems, equipment, diagrams, flow charts, technical data, algorithms, interfaces, interactive elements, functionality, treatments, scripts, outlines, designs, drawings, models, engineering, manufacturing, analyses, studies, working papers, practices and relationships with third parties, trade secrets, research and development, strategies, opportunities, business plans, marketing plans, future projects or products, projects or products under consideration, product release schedules, sales forecasts, sales histories, market projections, finances, capital and operating cost estimates, costs, prices, budgets, suppliers, vendors, licensors, licensees, customers, employees, and any other matter relating to the operations, business, financial affairs, products, services, projects, technologies, facilities, inventions, creations or intellectual properties of the Disclosing Party that is (i) disclosed by the Disclosing Party or directly on its behalf through any means of communication (whether electronic, written, oral, aural or visual) or personal inspection, to the Receiving Party or (ii) in any way otherwise directly accessed by the Receiving Party. In addition, anything (whether tangible or intangible) which is labeled “Confidential” or is identified at the time of such disclosure or access as being confidential shall be deemed to be Confidential Information hereunder. Further, “Confidential Information” also includes: (i) any knowledge or information described above which the Disclosing Party obtains from a third party and which the Disclosing Party treats as proprietary or confidential information; and (ii) anything (whether tangible or intangible) that is a derivative of the Confidential Information or that is created or compiled by the Receiving Party and is, in whole or in part, based upon or contains any portion of the other Party’s Confidential Information.

“including” means including without limitation and “includes” or other such derivatives thereof shall have corresponding meanings.

2.	Exempting Provisions. The Receiving Party shall not be liable for disclosure and is permitted to use any of the other Party’s Confidential Information to the extent that such Confidential Information:

(a)	is already publicly known or becomes available to the public other than through an act of the Receiving Party or any person or entity to whom the Receiving Party has disclosed the other Party’s Confidential Information;

(b)	is disclosed in good faith to the Receiving Party by a third party (who is not disclosing the same on behalf of a Party to this Agreement) having legitimate possession and the right to make such disclosures without passing on or violating any obligation of confidence;

(c)	was already known by the Receiving Party without any obligation of confidence prior to disclosure or access hereunder; or

(d)	was developed independently by the Receiving Party prior to disclosure of or access to any of the other Party’s Confidential Information, or by employees of the Receiving Party who have not had access to the other Party’s Confidential Information (both as evidenced by written records).

Further, notwithstanding that any portion of a combination of the other Party’s Confidential Information may fall within any of the exemptions stated in (a)-(d) above, the Receiving Party shall continue to be liable for disclosure or use of any combination of the other Party’s Confidential Information that contains such portion unless the entire combination falls within such ex_emptions.

3.	Disclosure and Use Restrictions.

3.1	The Receiving Party agrees that it shall:

(a)	use the other Party’s Confidential lnfonnation solely to the extent required to fulfill the Purpose;

(b)	not disclose the other Party’s Confidential Information except as may be specifically and expressly permitted in Section 3.2 below;

(c)	take reasonable precautions, and in any event, not less than those precautions used to protect its own Confidential Information, to keep the other Party’s Confidential Information in the strictest confidence and to protect it from disclosure;

(d)	be responsible and liable for any breach of this Agreement by any person or entity to whom the Receiving Party has, directly or indirectly, disclosed or otherwise provided access to the other Party’s Confidential Information and ensure that such persons and entities comply with the obligations, conditions and restrictions set out in this Agreement that are imposed upon the Receiving Party; or

(e)	other than as provided for in this Agreement, not reproduce or copy in any medium in whole or in part any of the other Party’s Confidential Information without the written approval of the Disclosing Party in each instance.

3.2	The Receiving Party may only:

(a)	disclose the other Party’s Confidential Information only to those of its employees that have a need to know the Confidential Information to fulfill the Purpose, provided that the Receiving Party advises each such employee of the obligations of the Receiving Party under this Agreement, before the employee receives access to the Confidential Information;

(b)	disclose the other Party’s Confidential Information to third parties (including to legal counsel, other professional advisors, consultants and contractors of Receiving Party and its affiliates and any other person or entity who is not an employee of the Receiving Party), provided that prior to any such disclosure the Receiving Party both:

(i)	advises the Disclosing Party of its intent to make such disclosure and receives the Disclosing Party’s written approval of such disclosure (not to be unreasonably withheld), and then, if such approval is obtained, must

(ii)	either have such third party (I) execute an Acknowledgement in the form attached as Schedule A (Acknowledgment) to this Agreement and provide an original executed copy to the Disclosing Party, or (2) have such third party execute a form of non-disclosure agreement with the Disclosing Party that is acceptable to the Disclosing Party; and

(c)	disclose or use the other Party’s Confidential Information for purposes other than those expressly pennitted in this Agreement where such disclosure or use is expressly approved in writing by the Disclosing Party in each instance.

3.3	Each Party acknowledges and agrees that: (i) this Agreement, (ii) the fact that that the Parties are discussing and evaluating the advancement of a potential business relationship between the Parties, and (iii) the terms and contents of any related or resulting discussions, negotiations or agreements; shall be deemed to be the other Party’s Confidential lnfonnation hereunder and shall be treated accordingly hereunder by each Party.

3.4	The Receiving Party shall promptly notify the other Party of any unauthorized use, possession or disclosure of the other Party’s Confidential Information that it may become aware of.

3.5	Should the Receiving Party, or any person or entity to whom Confidential Information is transmitted directly or indirectly by the Receiving Party, be required by law to disclose any of the other Party’s Confidential Information, the Receiving Party shall forthwith notify the Disclosing Party, and upon the request of the Disclosing Party, shall cooperate reasonably with the Disclosing Party in contesting such disclosure or seeking a protective order or other appropriate remedy within and subject to all applicable laws.

3.6	Notwithstanding anything to the contrary, this Agreement shall not obligate any Party to disclose or otherwise provide access to any particular Confidential lnfonnation or any particular portion thereof and such disclosure or access, if any, is discretionary.

4.	Non-Circumvention. The Parties hereto may introduce, to each other, to individuals, ent1t1es, and/or opportunities who/which, including Confidential Information as defined above, may represent to the Parties potential gain or benefit, directly or indirectly, now and/or in the future. The Parties hereto intend to be legally bound, and hereby irrevocably agree, and guarantee to each other that they shall not, directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass, or obviate each other’s interest, or the interest or relationship between the Parties relating to established or to be established relationships, business, or contracts, in connection with any on-going or future business, except as may be otherwise agreed to in writing by the Parties. Receiving Party, agrees to refer to Disclosing Party any direct or indirect leads, requests, orders or other inquiries, indications or expressions of interest from any customer, supplier or business relation, or potential customer of Disclosing Party

5.	Non-Solicitation. Receiving Party shall not, at any time during the Evaluation Period or after the termination or expiry of this Agreement for whatever reason, induce or attempt to induce any person that is a customer or supplier of the Disclosing Party or who otherwise has a business relationship with the Disclosing Party at any time during the Evaluation Period, to cease doing business with the Disclosing Party, in any way interfere with the relationship between the Disclosing Party and any such customer, supplier or business relation, or solicit the business of any such customer, supplier or business relation.

6.	Non-Competition. Receiving Party will not, at any time during the Evaluation Period or after the tennination or expiry of this Agreement for whatever reason, whether directly or indirectly, use the Confidential lnfonnation, or any part of it, to (a) compete with the Disclosing Party or (b) provide products or services that are competitive with the products and services provided the Disclosing Party as at the date of expiry or termination.

7.	Term and Termination. This Agreement shall apply in respect of Confidential Infonnation accessed or disclosed before, on or after the Effective Date and the evaluation period shall continue in full force and effect for a period of two (2) years (the “Evaluation Period”) unless tenninated earlier at any time and for any reason by a Party by giving thirty (30) days’ notice in writing to the other Party of its intention to tenninate. Notwithstanding the expiry or termination of the Evaluation Period, the Receiving Party and its affiliates will continue to be bound by the obligations of confidentiality and all other obligations hereunder in respect of any Confidential Information which remains in the possession or control of the Receiving Party or its affiliates after expiry or tennination.

8.	Return/Destruction of Confidential Information. Upon the tennination of this Agreement or any notice from the Disclosing Party making such a request (whichever is earlier), the Receiving Party shall immediately discontinue and cease using the other Party’s Confidential Information and promptly return or destroy, at the Disclosing Party’s option, any and all of the other Party’s Confidential Information that was disclosed or accessed hereunder and an officer of the Receiving Party shall certify in writing that the same has been completed within ten (10) days of termination or expiry of the Evaluation Period. Notwithstanding anything to the contrary herein, it is understood and agreed by the Parties that the Receiving Party may retain, for corporate governance purposes, a copy of any approvals presentation made to the Receiving Party’s executives, senior management or board of directors which contains Confidential Information. Furthennore, the Receiving Party’s computer systems may automatically back up Confidential Infonnation disclosed to it under this Agreement. To the extent that such computer back up procedures create copies of the Confidential Information, the Receiving Party may retain such copies in its archival or back up computer storage for the period it normally archives backed up computer records, which copies shall be subject to the provisions of this Agreement until the same are destroyed, and shall not be accessed by the Receiving Party during such period of archival or back up storage other than as might be pennitted by this Agreement. Notwithstanding the destruction or return of the Confidential lnfonnation, the Receiving Party and its affiliates will continue to be bound by the obligations of confidentiality and all other obligations hereunder during the term of this Agreement.

9.	No Other Business Relationship. This Agreement does not represent, and in no way implies:

(a)	a partnership, joint venture or other commercial relationship between the Parties;

(b)	an authorization for either Party to act as the agent or representative of the other;

(c)	an agreement or commitment by either Party to purchase, acquire, develop, or use facilities, products, technologies or services of the other Party;

(d)	an agreement to enter into any other agreement with the other party concerning any matter whatsoever; or

(e)	an encouragement to either Party to expend funds or other resources in the development of facilities, products, technologies or services.

10.	No Warranty or Liability. Each Party acknowledges that it will each rely upon its own investigations, due diligence and analysis in evaluating and in satisfying itself as to all matters relating to the Purpose. Each Party further acknowledges that the Disclosing Party makes no representation or warranty with respect to its Confidential Information whatsoever and each Party hereby expressly disclaims any and all representations, warranties or conditions whether express, implied, statutory or otherwise. Further, the Disclosing Party shall not have any liability or responsibility whatsoever for any losses or damages whatsoever (whether direct, indirect, consequential or otherwise) arising from any error or omission in, or any use or reliance on, its Confidential Information howsoever caused.

11.	No Transfer of Interest. For added clarity and notwithstanding anything to the contrary in this Agreement, neither the execution of this Agreement, nor the furnishing of any Confidential Information, shall be construed as granting to the Receiving Party (expressly or by implication, estoppel or otherwise) any right or interest, by license or otherwise, in, under or to any invention, trade secret, know-how, patent, patent application, copyright, trade name, trademark, industrial design, trade secret, or other intellectual property right, all whether now or hereafter owned by, controlled by, or licensed to the Disclosing Party. The Confidential Information disclosed by the Disclosing Party is, and remains, the property of the Disclosing Party. The Receiving Party will not apply for or obtain any intellectual property protection in respect of the Confidential Information of the Disclosing Party, or in respect of any future refinements, improvements, enhancements and extensions based thereon.

12.	Notices. Any notice required to be given under this Agreement shall be provided by email (provided that confirmation of receipt is obtained), or in writing and deemed to have been received on the date given when hand delivered or sent by facsimile (provided that oral confirmation of receipt is obtained or a hard copy is concurrently sent by commercially recognized overnight delivery service for receipt on the following business day), or seventy two (72) hours after the notice has been sent by mail (postage prepaid) addressed to the other party, to the addresses set out on page I of this Agreement, or such other address as the parties may from time to time provide notice.

13.	Applicable Laws. This Agreement shall be governed by the laws of the Province of Alberta without regard to the conflict of laws principles therein, and the Parties irrevocably consent, submit and attorn to the jurisdiction of the courts in the Province of Alberta and the courts of appeal therefrom.

14.	Legal Fees. In the event it is necessary for either Party to seek a determination or enforcement of their rights under this Agreement in any court of competent jurisdiction, the prevailing Party shall be entitled to recover, in addition to any and all other remedies awarded by such court, its reasonable legal fees and court costs, including such fees and costs on appeal.

15.	Injunctive Relief. The Parties acknowledge and agree that a breach of this Agreement will result in irreparable and continuing harm to the Disclosing Party for which monetary damages will not fully compensate the Disclosing Party. Therefore, in the event of a breach or a threatened or intended breach of this Agreement by the Receiving Party, the Receiving Party hereby consents to the granting of, and the Disclosing Party shall be entitled, in addition to such monetary relief as may be recoverable and without deposit of security, posting any bond or showing or proving any actual damages being sustained by the Disclosing Party, to equitable relief (including interim or interlocutory injunctions unilaterally without notice, and final injunctions with notice), enjoining and restraining such breach, or threatened or intended breach, enjoining the Disclosing Party to specifically perform the Agreement and to such other rights and remedies as are available at law or in equity to the Disclosing Party.

16.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, however, each provision of this Agreement is intended to be severable and if any provision is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such provision shall be severed from this Agreement and will not affect the legality, validity or enforceability of the remainder of this Agreement or any other provision hereof. Further and without limiting the generality of the foregoing, should any provision of this Agreement be or become ineffective because of any in applicable law or change thereof, or should this Agreement fail to include a provision that is required as a matter of applicable law, the validity of the other provisions of this Agreement shall not be affected thereby. If any of the circumstances contemplated in this Section arise, the Parties shall negotiate in good faith appropriate modifications to this Agreement to reflect the intentions of the parties as described in the original severed provision of this Agreement or, as applicable, to include a provision that is required as a matter of applicable law.

l7.	Survivnl. Upon termination or expiration of this Agreement. the terms and conditions of this Agreement shall survive in relation to all Confidential Info1mation disclosed or accessed prior to such termination or expiration. For clarity, and without limiting or restricting the foregoing, the Receiving Party shall not be entitled to use any Confidential Information for any purpose whatsoever after the termination or expiration of this Agreement. Notwithstanding the foregoing, should the Parties enter into a further agreement regarding the Purpose, the Parties’ confidentiality obligations shall be governed by such agreement, and the terms and conditions of this Agreement shall no longer apply to the Parties.

18.	Waiver. No failure or delay by either Party in exercising any right, remedy, power or privilege under this Agreement shall operate as a waiver thereot: nor shall any single or partial exercise thereof preclude any other or future exercise of any right (equitable or otherwise), remedy, power or privilege hereunder. Any and all waivers hereunder shall in each and every instance be effected only in writing, signed by the waiving Party and shall not constitute a continuing waiver in relation to any subsequent occ\mence.

19.	Assignment. This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party and such written consent shall not be unreasonably withheld.

20.	Entire Agreement. This Agreement represents the entire understanding and agreement of the Parties and supersedes all prior communications, agreements and understanding relating to the subject matter hereof. The provisions of this Agreement may not be modified, amended, or waived, except by a written instrument duly executed by both Parties. This Agreement cnures to the benefit of and binds the Parties and their respective heirs, executors, administrators, successors and permitted assigns. The duties of each of the Paities set forth in this Agreement shall be in addition to, and shall not derogate from or limit, the duties which such Party has to the other Party at common law or in equity not to use or disclose such other Paity’s Confidential Information.

21.	Counterparts. This agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, when taken together, shall be considered one document. Further, the transmittal of signatures by facsimile or other electronic form is good and valid execution of this Agreement and is legally binding on the Parties.

22.	Authoritv. Each party represents and waiTants to the other that it has all requisite power and authority to enter into this Agreement and to perform its obligations and that this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding obligation, enforceable against it in accordance with its tenns.

IN WITNESS WHEREOF, the Paities acknowledge that they have read this Agreement, understand it, and agree to be bound by it and haw caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Schedule B: BitCan Managing AdvEn – a Commercial Proposal

(inserted from an external file and thus, the page numbering is not continuous.)